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                                                               EXHIBIT 10.18


                         [Elected Vice President Form]
                                    10/31/95



                                FIRST AMENDMENT

          Amendment Dated August 1, 1995 to Employment Agreement Dated

                                August 1, 1994.



         PALL CORPORATION, a New York Corporation ("the Company") and Peter Cope ("Executive") hereby agree that the Employment Agreement between them dated August 1, 1994 is hereby amended effective August 1, 1995 by changing Section 3(b) thereof to read and provide as follows:

         (b) Formula Bonus Compensation. With respect to each fiscal year of the Company falling in whole or in part within the Term of Employment beginning with the fiscal year in which the Term Commencement Date occurs, Executive shall be entitled to a bonus (in addition to his Base Salary) in such amount and computed in such manner as shall be determined by the Board of Directors but in no event shall the bonus payable to Executive under this Section 3(b) be less than an amount computed by applying to the fiscal year in question the following bonus formula:
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         "Formula Bonus Compensation" means the amount, if any, payable to
Executive under this Section 3(b) and "Bonus Compensation" means the total amount payable under Sections 3(b) and 3(c).

         "Average Equity" means the average of stockholders' equity as shown on the fiscal year-end consolidated balance sheet of the Company as of the end of the fiscal year with respect to which Formula Bonus Compensation is being computed hereunder and as of the end of the immediately preceding fiscal year (e.g., "Average Equity" to be used in computing Bonus Compensation for the fiscal year ending August 3, 1996 will be the average of stockholders' equity as of July 29, 1995 and August 3, 1996) except that the amount shown as the "equity adjustment from foreign currency translation" on each such consolidated balance sheet shall be disregarded and the amount of $3,744,000 shall be the equity adjustment (increase) from foreign currency translation used to determine stockholders' equity at each such year-end balance sheet date.

         "Net Earnings" means the after-tax consolidated net earnings of the Company and its subsidiaries as certified by its independent accountants for inclusion in the annual report to stockholders.

         "Return on Equity" means Net Earnings as a percentage of Average
Equity.

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                  For fiscal year 1996, "Zero Bonus Percentage" shall mean a
         Return on Equity of 12.5% and "Maximum Bonus Percentage" shall mean a Return on Equity of 20.0%. For fiscal years after fiscal 1996 the Company shall determine the Zero Bonus Percentage and the Maximum Bonus Percentage, consistent in each case with expected results based upon the Company's normal projection procedures, or based on sound statistical or trend data, and the determination by the Company of such percentages shall be conclusive and binding on Executive.

If Return on Equity for the fiscal year in question is the Zero Bonus Percentage or less, no Formula Bonus Compensation shall be payable. If Return on Equity equals or exceeds the Maximum Bonus Percentage, the Formula Bonus Compensation payable to Executive shall be 42% of his Base Salary. If Return on Equity is more than the Zero Bonus Percentage and less than the Maximum Bonus Percentage, the Formula Bonus Compensation shall be increased from zero percent of Base Salary towards 42% of Base Salary in the same proportion that Return on Equity increases from the Zero Bonus Percentage to the Maximum Bonus Percentage. Thus, for example, if Return on Equity for fiscal 1996 is 16.25% (the midpoint between 12.5% and 20.0%) the Formula Bonus Compensation shall be an amount equal to 21% of Executive's Base Salary (the midpoint between zero percent of Base Salary and 42% of Base Salary).

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         (c) Business Segment Bonus Compensation. Inasmuch as Executive's
services for the Company relate primarily to the operations of a subsidiary, a division or other segment of the overall operations of the Company and its subsidiaries (a "Business Segment"), Executive shall be considered for additional bonus compensation for each fiscal year based on the results of operations of such Business Segment for such fiscal year. The amount of such additional bonus compensation, if any, shall be determined by the chief executive officer in his sole discretion but in no event shall such additional bonus compensation exceed 28% of Executive's Base Salary.

         (d) The Bonus Compensation shall be paid in installments as follows:

                  (i) 50% of the estimated amount thereof in July of the fiscal year with respect to which the Bonus Compensation is payable (e.g., 50% in July 1996 with respect to Bonus Compensation for the fiscal year ending August 3, 1996), based on the then current projections of Return on Equity and results of operations of Executive's Business Segment, and

                  (ii) the balance thereof not later than January 15th next following the end of the fiscal year with respect to which the Bonus Compensation is payable.

         With respect to any fiscal year of the Company which falls in part but not in whole within the Term of

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Employment, the Bonus Compensation to which Executive is entitled under this
Section 3(b) and Section 3(c) shall be prorated on the basis of the number of days of such fiscal year falling within the Term of Employment except that if the Term of Employment ends within five days before or after the end of a fiscal year, there shall be no proration and the Bonus Compensation shall be payable with respect to the full fiscal year ending within such five-day period.

                 * * * * * * * * * * * * * * * * * * * * * * * *

         Except as expressly amended hereby, said Employment Agreement dated August 1, 1995 shall remain in full force and effect in accordance with its terms.



                                       PALL CORPORATION



                                       By /s/ Jeremy Hayward-Surry
                                          ------------------------------------
                                          Jeremy Hayward-Surry
                                          President & Chief Financial Officer




                                          /s/ Peter Cope 12/1/95
                                          ------------------------------------
                                                      Executive

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